Exhibit 10.06

EMPLOYMENT AGREEMENT

BIOMODA, INC., for and on behalf of its affiliated corporations (collectively referred to as the "Company") and Timothy Peter Zannes (the "Employee") hereby enter into this EMPLOYMENT AGREEMENT ("Agreement") dated as of January 1, 2009 as follows:

1) EMPLOYMENT.

The Company shall employ Employee, and Employee shall be employed by the Company upon the terms and subject to the conditions set forth in this Agreement.

2) TERM OF EMPLOYMENT.

The period of Employee's employment under this Agreement shall begin as of December 1, 2008 and shall continue for a period of five (5) years thereafter (the "Initial Term") and shall be automatically renewed for successive three (3) year periods thereafter, unless Employee's employment is terminated in accordance with Section 6 below.

3) DUTIES AND RESPONSIBILITIES.

a) Employee shall serve as Corporate VP of Technical Operations for Biomoda, Inc.  In such capacity, Employee shall perform such duties as may be assigned to Employee from time to time by the President.
b) Employee shall faithfully serve the Company, devote Employee's full working time, attention and energies to the business of the Company and/or its affiliated corporations, and perform the duties under this Agreement to the best of Employee's abilities.
c) Employee shall
i) comply with all applicable regulatory, self-regulatory, and administrative bodies;
ii) comply with the Company's rules, procedures, policies, requirements, and directions;  and
iii) not engage in any other business or employment without the written consent of the Company, except as otherwise specifically provided herein.

4) COMPENSATION AND BENEFITS.

a) BASE SALARY. During the Employment Term, the Company shall pay Employee a base salary at the annual rate of Ninety Thousand ($90,000) Dollars per year, or such higher rate as may be determined from time to time by the Company ("Base Salary"). Such Base Salary shall be paid in accordance with the Company's standard payroll practice for employees.
b) EXPENSE REIMBURSEMENT. The Company shall promptly reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties hereunder in accordance with the Company's customary practices applicable to employees, provided that such expenses are incurred and accounted for in accordance with the Company's policy.

c) BENEFIT PLANS. Employee shall be eligible to participate in or receive benefits under any pension plan, profit sharing plan, medical and dental benefits plan, life insurance plan, short-term and long-term disability plans, supplemental and/or incentive compensation plans, or any other benefit plan or arrangement generally made available by the Company to employees of similar status and responsibilities (hereinafter referred to as "similarly situated employees").
d) INCENTIVE/BONUS. Employee shall be eligible for a bonus or incentive compensation payment ("bonus").  Qualification for the bonus shall be determined by the Board of Directors or pursuant to the applicable Bonus Plan in effect for the year in which the bonus is earned..

5) TERMINATION OF EMPLOYMENT.

Employee's employment hereunder may be terminated under the following circumstances:
a) DEATH. Employee's employment hereunder shall terminate upon Employee's death.
b) TOTAL DISABILITY. The Company may terminate Employee's employment hereunder upon Employee's becoming "Totally Disabled". For purposes of this Agreement, Employee shall be "Totally Disabled" if Employee is physically or mentally incapacitated so as to render Employee incapable of performing Employee's usual and customary duties under this Agreement. Employee's receipt of disability benefits under any long-term disability plan, or receipt of Social Security disability benefits, shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Employee's receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Employee is Totally Disabled.
c) TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Employee's employment hereunder for "Cause" at any time after providing written notice to Employee.
i) For purposes of this Agreement, the term "Cause" shall mean any of the following:
(a) conviction of a crime (including conviction on a nolo contendere plea) involving a felony or, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude;
(b) deliberate and continual refusal to perform employment duties reasonably requested by the Company after thirty (30) days' written notice by  certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury);
(c)  fraud or embezzlement determined in accordance with the Company's normal, internal investigative procedures  consistently applied in comparable circumstances;
(d) gross  misconduct or gross negligence in connection with the business of the Company or an affiliate which has substantial effect on the Company or the affiliate; or
(e) breach of any of the covenants set forth in Section 8 hereof.
(f)  An individual will be considered to have been terminated for Cause if the Company determines that the individual engaged in an act constituting Cause at any time prior to a payment date for an award, regardless of whether the individual terminates employment voluntarily or is terminated involuntarily, and regardless of whether the individual's termination initially was considered to have been for Cause.
(g) Any determination of Cause under this Agreement shall be made by the Company after giving Employee a reasonable opportunity to be heard.

d) VOLUNTARY TERMINATION BY EMPLOYEE. Employee may terminate employment hereunder at any time after providing ninety (90) days' written notice to the Company.
e)    TERMINATION BY THE COMPANY WITHOUT CAUSE. The Company may terminate Employee's employment hereunder without Cause at any time after providing written notice to Employee. The lack of operating funds at any time during the Development Period of the Company as defined in this Section 5(e) and the Company’s inability to pay the Employee his or her normal salary during such a period shall not be considered termination by the Company without Cause.  The Development Period of the Company is defined as “the time when the Company has not been sold, transferred or taken over by any other individual, corporation or entity including but not limited to management not existing at the signing of this Employment Agreement, a subsidiary relationship with another company or corporation, or privatization of the Company.”

6) COMPENSATION FOLLOWING TERMINATION OF EMPLOYMENT.

In the event that Employee's employment hereunder is terminated, Employee shall be entitled to the following compensation and benefits upon such termination:

a)   TERMINATION BY REASON OF DEATH. In the event that Employee's employment is terminated by reason of Employee's death, the Company shall pay the following amounts to Employee's beneficiary or estate:

i) Any accrued but unpaid Base Salary for services rendered to the date of death, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued to the date of death.

ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof as determined and paid in accordance with the terms of such plans, policies and arrangements.

iii) An amount equal to the Base Salary (at the rate in effect as of the date of Employee's death) which would have been payable to Employee if Employee had continued in employment until the end of the 30 day period beginning on the date of Employee's death. Such amount shall be paid in a single lump sum cash payment within thirty (30) days after Employee's death.

b) TERMINATION BY REASON OF TOTAL DISABILITY. In the event that Employee's employment is terminated by reason of Employee's Total Disability as determined in accordance with Section 5(b), the Company shall pay the following amounts to Employee:

i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

iii) An amount equal to

(a) The Base Salary (at the rate in effect as of the date of Employee's Total Disability) which would have been payable to Employee if Employee had continued in active employment until the end of the 12-month period beginning on the date of Employee's termination.  Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period.

c) TERMINATION FOR CAUSE OR VOLUNTARY TERMINATION BY EMPLOYEE. In the event that Employee's employment is terminated by the Company for Cause pursuant to Section 5(c), or Employee terminates employment pursuant to  Section 5(d), the Company shall pay the following amounts to Employee:

i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

d) TERMINATION BY THE COMPANY WITHOUT CAUSE. In the event that Employee's employment is terminated by the Company pursuant to Section 5(e) for reasons other than death, Total Disability or Cause, and provided that subsection vi of this Section 6(d) does not apply, the Company shall pay the following amounts to Employee:

i) Any accrued but unpaid Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, any vacation accrued to the date of termination.

ii) Any benefits to which Employee may be entitled pursuant to the plans, policies and arrangements referred to in Section 4(c) hereof shall be determined and paid in accordance with the terms of such plans, policies and arrangements.

iii) The Base Salary (at the rate in effect as of the date of Employee's termination) which would have been payable to Employee if Employee had continued in active employment until the later of: (a) the period ending on the last day of the Initial Term; or (b) the end of the 36-month period beginning on the date of Employee's termination. Payment shall be made at the same time and in the same manner as such compensation would have been paid if Employee had remained in active employment until the end of such period. The Employee shall also be eligible for a bonus or incentive compensation payment, to the extent and in the amount bonuses had been paid in the year prior to termination.

iv) Five hundred thousand shares of Biomoda Common Stock.

v) The Company, completely at its expense, will continue for  Employee and Employee's spouse and dependents, group health plans, programs or arrangements, in which Employee was entitled to participate at any time during the twelve-month period prior to the date of termination, until the earlier of: (a) last day of period during which Employee receives payment in accordance with clause (iii) above; (b) Employee's death (provided that benefits payable to Employee's beneficiaries shall not terminate upon Employee's death); or (c) with respect to any particular plan, program or arrangement, the date Employee becomes covered by a comparable benefit provided by a subsequent employer.

vi) Employee understands that at the time of signing this Employment Agreement the Company is a development corporation without revenues and as such, from time-to-time may be without operating funds to pay Employee full or partial salary under this Agreement, as defined in Section 5(e) as the Development Period of Company.  Employee has no right to compensation or payment during any period of time in the Development Period when the Company lacks operating funds.  Furthermore, if Employee terminates his or her employment relationship with the Company during such a Development Period when the Company lacks operating funds, this contract is void and his or her rights under this contract and Section 6(d) are similarly void and unenforceable.   If and when operating funds become available, the Company shall pay Employee all compensation and back pay due.  In the event the Company is sold or transferred, this subsection (vi) of Section 6(d) shall be void and unenforceable.

7) RESTRICTIVE COVENANTS

a)    COMPETITIVE ACTIVITY. Employee covenants and agrees that at all times during Employee's period of employment with the Company, and while Employee is receiving payments pursuant to Section 6 of this Agreement, Employee will not, directly or indirectly, engage in, assist, or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or any type of principal whatsoever in any person, firm, or business entity which, directly or indirectly, is engaged in the same business as that conducted and carried on by the Company, without the Company's specific written consent to do so.

b) NON-DISPARAGEMENT. Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or good will of the Company, or its management.

c)    PROTECTED INFORMATION. Employee recognizes and acknowledges that Employee has had and will continue to have access to various confidential or proprietary information concerning the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like (collectively, the "Protected Information"). Employee therefore covenants and agrees that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information.

8) ENFORCEMENT OF COVENANTS.

a) TERMINATION OF EMPLOYMENT AND FORFEITURE OF COMPENSATION. Employee agrees that any breach by Employee of any of the covenants set forth in Section 7 hereof during Employee's employment by the Company, shall be grounds for immediate dismissal of Employee and forfeiture of any accrued and unpaid salary, bonus, commissions or other compensation of such Employee as liquidated damages, which shall be in addition to and not exclusive of any and all other rights and remedies the Company may have against Employee.

b) RIGHT TO INJUNCTION. Employee acknowledges that a breach of the covenants set forth in Section 7 hereof will cause irreparable damage to the Company with respect to which the Company's remedy at law for damages will be inadequate. Therefore, in the event of breach of anticipatory breach of the covenants set forth in this section by Employee, Employee and the Company agree that the Company shall be entitled to the following particular forms of relief, in addition to remedies otherwise available to it at law or equity; (i) injunctions,  both preliminary and permanent, enjoining or restraining such breach or anticipatory breach and Employee hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction; and (ii) recovery of all reasonable sums expended and costs, including reasonable attorney's fees, incurred by the Company to enforce the covenants set forth in this section.

c) SEPARABILITY OF COVENANTS. The covenants contained in Section 7 hereof constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia, and one for each applicable foreign country. If in any judicial proceeding, a court shall hold that any of the covenants set forth in Section 7 exceed the time, geographic, or occupational limitations permitted by applicable laws, Employee and the Company agree that such provisions shall and are hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws. Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Employee and the Company further agree that the covenants in Section 7 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Employee against the  Company whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of the covenants of Section 7.

9) WITHHOLDING OF TAXES.

The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

10) NON-DISCLOSURE OF AGREEMENT TERMS.

Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee's immediate family, attorney, accountants, or other consultants or advisors or except as may be required by any governmental authority.

11) SOURCE OF PAYMENTS.

All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. Employee shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

12) ASSIGNMENT.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Employee.

13) ENTIRE AGREEMENT; AMENDMENT.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee's employment by the Company. It may not be amended except by a written agreement signed by both parties.

14) GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico, applicable to agreements made and to be performed in that State, without regard to its conflict of laws provisions.

15) NOTICES.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To the Company:	Biomoda, Inc.
P.O. Box 11342
Albuquerque, NM 87192

To Employee:	As indicated below

16) MISCELLANEOUS.

a) WAIVER. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

b) SEPARABILITY. Subject to Section 8 hereof, if any term or provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

c) HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

d) RULES OF CONSTRUCTION. Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa.

e) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EMPLOYEE	BIOMODA, INC.

By: /s/ TIMOTHY ZANNES	By: /s/ JOHN J. COUSINS
Name: Timothy Zannes	Name: John J. Cousins, President
Address: 1510 Vista Larga Ct NE	Date: _____________________________
Albuquerque, NM 87106
Date: _____________________________